Tejas Incorporated Announces Second Quarter
2007 Financial Results

AUSTIN, TEXAS- August 14, 2007- Tejas Incorporated (OTC BB:TEJS) today announced second quarter 2007 financial results.

Second quarter 2007 total revenues were $4.7 million, which represents a $4.0 million increase compared to the second quarter of 2006. The Company reported a pre-tax net operating loss from continued operations of $2.2 million for the second quarter 2007, representing a decrease in loss from continued operations of $2.8 million as compared to the second quarter 2006. The Company reported an after-tax net operating loss from continued operations of $1.6 million for the second quarter 2007, representing a $1.4 million decrease in loss from continued operations as compared to the second quarter 2006. This represents a basic and fully diluted loss per share of common stock from continued operations of $0.33 for the second quarter 2007, compared to a basic and fully diluted loss per share of common stock from continued operations of $0.37 for the second quarter 2006. The Company reported a total net loss of $0.33 per share of common stock on a basic and fully diluted basis for the second quarter 2007 as compared to a total net loss of $0.41 per share of common stock on a basic and fully diluted basis for the second quarter 2006, which included a loss from discontinued operations of $0.04 per share of common stock on a basic and fully diluted basis for the second quarter 2006.

For the six months ended June 30, 2007, total revenues were $11.3 million compared to $12.5 million for the six months ended June 30, 2006. The Company reported a pre-tax net operating loss from continued operations of $2.4 million for the six months ended June 30, 2007, representing an increase in loss of $2.1 million as compared to the six months ended June 30, 2006.

The Company reported an after-tax net operating loss from continued operations of $1.8 million for the six months ended June 30, 2007, representing an increase in loss of $1.7 million as compared to the six months ended June 30, 2006. This represents a basic and fully diluted loss per share of common stock from continued operations of $0.37 for the six months ended June 30, 2007 compared to a basic and fully diluted loss per share of common stock from continued operations of $0.01 for the six months ended June 30, 2006. The Company reported a total net loss of $0.37 per share of common stock on a basic and fully diluted basis for the six months ended June 30, 2007 as compared to a total net loss of $2.90 per share of common stock on a basic and fully diluted basis for the six months ended June 30, 2006, which included a loss from discontinued operations of $2.89 per share of common stock on a basic and fully diluted basis for the six months ended June 30, 2006.

Kurt Rechner, President, Chief Operating Officer and Chief Financial Officer, commented “During the second quarter of 2007, we continued down the path of returning our focus to our core competencies.”

Mark Salter, Chief Executive Officer noted, “The market for distressed securities showed increased signs of activity late in the second quarter 2007. In light of the current market volatility and ongoing signs of a credit crunch, we expect this activity to continue looking ahead.”

For the second quarter 2007, investment banking revenues were $570,000 as compared to $42,000 for the second quarter 2006. For the six months ended June 30, 2007, investment banking revenues were $3.2 million as compared to $1.2 million for the six months ended June 30, 2006.

Total brokerage segment revenues were $4.1 million for the second quarter 2007 as compared to total brokerage segment revenues of $638,000 for the second quarter 2006. For the six months ended June 30, 2007, total brokerage segment revenues were $8.1 million as compared to total brokerage segment revenues of $11.3 million for the six months ended June 30, 2006.

Company Information

Tejas Incorporated is a holding company whose primary operating subsidiary is Tejas Securities Group, Inc., a Texas corporation ("Tejas Securities").  Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt, emerging growth equities and special situation securities, (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments, and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries.  To learn more about Tejas Incorporated or Tejas Securities, please visit their web sites at www.tejs.com or www.tejassec.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated.  The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release.  Important factors that could cause actual results to differ materially from such forward-looking statements are described as “Risk Factors” in the Company’s most recent Form 10-K, and the Company’s other SEC filings.  The Company does not undertake any obligation to publicly update any forward-looking statements.

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue:
Commissions from agency transactions	$754,269	1,507,519	1,700,664	2,637,774
Commissions from principal transactions	4,266,776	2,182,732	6,236,472	5,140,717
Underwriting and investment banking income	570,173	42,124	3,228,497	1,185,694
Net dealer inventory and investment income (loss)	(933,912)	(3,339,525)	54,733	3,040,038
Other income	59,196	287,497	125,007	486,018
Total revenue	4,716,502	680,347	11,345,373	12,490,241

Expenses:
Commissions, employee compensation
and benefits	4,440,845	3,492,207	9,382,761	8,596,892
Clearing and floor brokerage	172,346	311,535	362,926	534,418
Communications and occupancy	374,471	395,844	926,350	820,392
Professional fees	786,400	549,547	996,302	1,092,053
Interest:	63,484	63,735	127,661	128,157
Other:	1,057,016	875,410	1,914,875	1,623,484
Total expenses	6,894,562	5,688,278	13,710,875	12,795,396

Loss before income tax benefit from continued operations	$(2,178,060)	(5,007,931)	(2,365,502)	(305,155)

Income tax benefit from continued operations	(589,990)	(2,062,066)	(609,367)	(243,445)

Net loss from continued operations	$(1,588,070)	(2,945,865)	(1,756,135)	(61,710)

Loss before income tax benefit from discontinued operations	$-	(448,384)	-	(23,309,368)

Income tax benefit from discontinued operations	-	(149,220)	-	(466,000)

Net loss from discontinued operations available to common stockholders	$-	(299,164)	-	(22,843,368)

Total net loss	$(1,588,070)	(3,245,029)	(1,756,135)	(22,905,078)

Less:
Dividends on Series A convertible preferred stock	(25,000)	(25,000)	(50,000)	(50,000)

Net loss from continued operations available to common stockholders	$(1,613,070)	(2,970,865)	(1,806,135)	(111,710)

Total net loss available to common stockholders	$(1,613,070)	(3,270,029)	(1,806,135)	(22,955,078)

Loss from continued operations per share of common stock:
Basic	$(0.33)	(0.37)	(0.37)	(0.01)

Diluted	$(0.33)	(0.37)	(0.37)	(0.01)

Loss from discontinued operations per share of common stock:
Basic	$-	(0.04)	-	(2.89)

Diluted	$-	(0.04)	-	(2.89)

Total loss per share of common stock:
Basic	$(0.33)	(0.41)	(0.37)	(2.90)

Diluted	$(0.33)	(0.41)	(0.37)	(2.90)

Weighted average common shares outstanding:
Basic	4,825,613	7,971,569	4,825,613	7,916,039

Diluted	4,825,613	7,971,569	4,825,613	7,916,039

Contact: Craig Biddle
cbiddle@tejassec.com
512-306-5281